Exhibit 5.1

March 6, 2015	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection (i) with the Registration Statement on Form S-3 (File No. 333-202545) (the “Registration Statement”) filed by Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act for an indeterminate offering price, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”), and (ii) the prospectus supplement, dated March 6, 2015 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the sale pursuant to the Registration Statement of up to 13,800,000 shares of Common Stock (the “Shares”) by certain stockholders of the Company (the “Selling Stockholders”), including up to 1,800,000 shares of Common Stock issuable upon exercise of an option to purchase additional shares granted by the Selling Stockholders.

The Shares are to be offered and sold by the Selling Stockholders pursuant to an underwriting agreement dated March 6, 2015 (the “Underwriting Agreement”) among the Company, the Selling Stockholders, and Credit Suisse Securities (USA) LLC, which is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed herewith.

We are acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. We have examined and relied upon signed copies of the Registration Statement, as filed with the Commission, including the exhibits thereto, and the Prospectus as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, Certificate of Incorporation of the Company (as amended or restated from time to time, the “Certificate of Incorporation”), the Bylaws of the Company (as amended or restated from time to time, the “Bylaws”), corporate or other proceedings of the Company and such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents

Endurance International Group Holdings, Inc.

March 6, 2015

submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

Our opinion below, insofar as it relates to the Shares being fully paid and nonassessable, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud or antitrust or unfair competition laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be offered and sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Endurance International Group Holdings, Inc.

March 6, 2015

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Jason L. Kropp
Jason L. Kropp, a Partner